Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR ANNOUNCES HIRING OF NEW KEY EXECUTIVES AND
EXPANSION INITIATIVES TO SUPPORT TRANSFORMATION TO
SUPER-COMMUNITY BANK
Troy, Mich. (February 28, 2011) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, today announced the addition of several new key executives and plans to expand the Bank’s commercial lending business.
Joining Flagstar’s leadership team will be Steven J. Issa, who was appointed to the position of Executive Vice President & Managing Director, Commercial Banking. Mr. Issa will oversee the Commercial Banking division and will also serve as the Market President for the New England region, responsible for building and growing Flagstar’s presence and market awareness in that region.
Also joining Flagstar is Michael J. Tierney, who was appointed to the position of Executive Vice President & Managing Director, Retail Banking. Mr. Tierney will oversee the Retail Banking division and will also serve as the Market President for the Midwest region, responsible for leading and cultivating Flagstar’s presence in its existing footprint.
Flagstar also plans to add around 20 new lenders and managers in each of the Midwest and the New England markets by the end of the year.
“The announcement today marks another big milestone in transforming Flagstar to a full-service super community bank,” said Joseph P. Campanelli, Chairman and Chief Executive Officer. “I’m excited that we continue to attract the best talent in banking to the Flagstar executive team.”
Mr. Campanelli continued, “Mike Tierney is a well-seasoned commercial banker with an unparalleled knowledge of the Michigan market, as well as the entire Midwest. Steve Issa has a great understanding of the needs of small business and how to grow a commercial banking and specialty lending portfolio, and brings a network of long-established relationships that will be invaluable as Flagstar pursues growth in the New England region.”

Mr. Issa brings to Flagstar over 33 years of experience in commercial banking in the Northeast, previously serving as the Executive Vice President and Managing Director of the New England Middle Market and Specialty Group for Sovereign Bank. In his role as the Rhode Island market Chief Executive Officer at Sovereign, Mr. Issa oversaw 32 retail community branches, with deposits of $2 billion. Prior to Sovereign, he served in a variety of executive positions at Shawmut Bank and Old Stone Bank. Mr. Issa is an active member of his community, serving on the Boards of the Greater Providence Chamber of Commerce, Delta Dental of Rhode Island, Miriam Hospital, and the Governor’s Commodore Advisory Group. A native of Rhode Island, he holds an undergraduate degree and an M.B.A. from Bryant University.
Mr. Tierney is an established commercial banker in Michigan, and throughout the Midwest, bringing with him over 33 years of experience in retail, consumer and commercial banking. Most recently, he served as President and Chief Executive Officer of the Bluewater Bank Group, an investment group formed to purchase Michigan banks. Prior to that, Mr. Tierney was the President and Chief Executive Officer for Peoples State Bank, and was also the Senior Vice President and Managing Director for Midwest Business Banking at Chase. Mr. Tierney began his distinguished career at Comerica Bank, where he served for 28-years in various senior leadership roles, most notably as Senior Vice President, Personal Financial Services, where he oversaw 256 Michigan branches and was responsible for over $13.5 billion in small business and retail deposits. Mr. Tierney holds an M.B.A from the University of Detroit and a B.S. in Finance from Central Michigan University. He is an involved member of the Michigan community and serves on a number of local civic organizations. Mr. Tierney has previously served on the Board of the Michigan Bankers Association, the Board of the Consumer Bankers Association, and is a former chair of the Central Michigan University Development Board.
Also joining the team will be John F. Chipman, who will report to Mr. Issa and will oversee Flagstar’s Specialty Lending division. Over the past 20 years, Mr. Chipman has successfully built several multi-billion dollar specialty lending businesses. Most recently, Mr. Chipman served as President and Chief Executive Officer of MassMutual Asset Finance. Prior to that, he founded Winmark Equipment Finance, an independent equipment finance company that grew to more than $2.2 billion in earning assets. Mr. Chipman has a degree in economics from Providence College, and holds a Master of Science in Finance from Northeastern University’s Graduate School of Business Administration.
“Steve and John have built long-term relationships in the New England market, and really understand how to grow multiple lines of business,” Mr. Campanelli said. “The region has a premier customer demographic for building on our super-community bank concept. We look forward to expanding the Flagstar brand, as Steve and John build a presence and market awareness in New England, similar to the way we have grown our retail banking franchise in Michigan, Indiana and Georgia, and our national mortgage banking operations all over the country.”
Mr. Campanelli went on to say, “With the products and infrastructure already in place, we see great opportunity to leverage our best-in-class retail banking and top-tier mortgage banking business. The commercial and specialty lending businesses will complement our existing operations, and create a diversified mix of sustainable revenue streams.”

Flagstar also announced the hiring of Michael Maher as Executive Vice President & Chief Accounting Officer, and Daniel Landers as Executive Vice President & Chief Credit Officer. Mr. Maher brings 30 years of experience in community and mortgage banking and public accounting. Mr. Landers brings 30 years of operational, credit and management experience.
Flagstar Bancorp, with $13.6 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 27 home loan centers in 13 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.